Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-              ) pertaining to the 2006 Equity Incentive Plan, as amended of AeroVironment, Inc. of our reports dated June 21, 2011, with respect to the consolidated financial statements and schedule of AeroVironment, Inc., and the effectiveness of internal control over financial reporting of AeroVironment, Inc., included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 6, 2011